Exhibit 99.2

ENCORE CAPITAL GROUP, INC.
Supplemental Financial Information
Reconciliation of GAAP Net Income (Loss) to
Net Income (Loss) Excluding One-Time Benefits and Charges
(In Thousands)

	Quarter Ended March 31,

	2004	2003	2002	2001

GAAP net income (loss), as reported	$6,016	$8,166	$233	$(3,743)
Gain on settlement of litigation[1]	-	(4,376)	-	-

Net income (loss), excluding one-time benefits	$6,016	$3,790	$233	$(3,743)

	Quarter Ended June 30,

	2004	2003	2002	2001

GAAP net income (loss), as reported	$5,595	$3,309	$692	$(3,880)
Benefit from restoration of net deferred tax assets[3]	-	-	(143)	-

Net income (loss), excluding one-time benefits	$5,595	$3,309	$549	$(3,880)

	Quarter Ended September 30,

	2004	2003	2002	2001

GAAP net income (loss), as reported	$5,882	$3,104	$2,521	$(1,045)
Benefit from restoration of net deferred tax assets[3]	-	-	(914)	-

Net income (loss), excluding one-time benefits	$5,882	$3,104	$1,607	$(1,045)

	Quarter Ended December 31,

	2004	2003	2002	2001

GAAP net income (loss), as reported	$6,016	$3,841	$10,343	$(2,197)
Write off of deferred costs [2]	-	528	-	-
Benefit from restoration of net deferred tax assets[3]	-	-	(8,830)	-

Net income (loss), excluding one-time (benefits) Charges	$6,016	$4,369	$1,513	$(2,197)

[1] This is the result of a net after-tax gain of $4.4 million associated with a litigation settlement during the first quarter of 2003.

[2]This is the result of the after-tax write-off of $0.5 million in deferred loans costs and a debt discount associated with the early retirement of our Senior Notes during the fourth quarter of 2003.

[3] This is the result of a change in the valuation allowance associated with our net tax assets during 2002, which resulted in the recognition of a current tax benefit in the amount of $8.8 million, $0.9 million and $.01 million for the quarters ended December 31, September 30 and June 30, respectively